Exhibit 99.1

Earthstone Energy, Inc. Provides Operations Update

Estimated Third Quarter Production of 9,671 Boepd

The Woodlands, Texas, October 18, 2017 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone” or the “Company”), today provided an operations update.  The Company estimates that production for the third quarter of 2017 was approximately 9,671 Boepd (63% oil, 82% liquids), with approximately 6,492 Boepd (62% oil, 83% liquids) coming from the Midland Basin. Production during the third quarter was impacted by offset completion activity and storm-related downtime.  Three wells in the Midland Basin were shut-in due to offset completion activity for approximately 44 days.  This temporary reduction in production amounted to approximately 425 Boepd (60% oil) of reduced production during the third quarter. Hurricane Harvey-related production shut-ins and gas flaring resulted in decreased production of approximately 64 Boepd (85% oil) during the third quarter.

Midland Basin

Earthstone is currently operating a one rig program in the Midland Basin of west Texas and plans to maintain a one rig program throughout the remainder of 2017 and into 2018.  The Company recently completed drilling its seventh Midland Basin well, the Bold WTG Unit 5-234 B #3HM (100% working interest) located in Reagan County.  The Company now has a rig on the Hartgrove Unit 22 pad (60% working interest) and is drilling the first of two wells on this pad in Reagan County. After drilling this pad, the rig will likely be moved to Midland County to drill a two well pad.  The Company has recently completed the three well pad containing the TSRH Unit 28S #4, #5 and #6 (100% working interest) in Reagan County.  The #4 and #6 wells were completed in the Wolfcamp Upper B while the #5 well was completed in the Wolfcamp Lower B.  These three wells average 7,585 feet of lateral and on average were completed with 47 stages and 2,437 pounds per foot of proppant.  The wells have been online for less than 30 days and are expected to reach peak rate within the next 30 days. There are currently five wells waiting on completion for which the Company plans to initiate completion operations in November.

The Company continues to be active in acreage trades in the southern Midland Basin which generally allow for longer laterals, increased operated inventory and greater operating efficiency.  The Company recently completed an acreage trade in its Benedum prospect in Upton County that resulted in 1) blocking up the acreage position which consists of 2,650 net acres with a 95% working interest and an 80% net revenue interest, 2) 62 gross potential drilling locations in the Wolfcamp A, Upper B and Lower B targets with additional upside in the Spraberry and Wolfcamp C, and 3) increase in lateral lengths to an average of approximately 6,550 feet.  Drilling in the Benedum prospect is expected to begin in early 2018. Additionally, the Company completed a swap of 320 acres in southeast Reagan County that  resulted in 1) the addition of an operated 480 acre unit with a 100% working interest, 2) a drilled but uncompleted well with an approximate 7,500 foot lateral in the Wolfcamp B, and 3) a retained overriding royalty interest in the assigned acreage.  This newly acquired well is expected to be completed as the first of the five wells scheduled for completions beginning in November.

Eagle Ford

The Company recently completed the 11 well drilling program in southern Gonzales County, Texas that it had planned for 2017 by drilling six wells in the Crosby Unit.  Completion operations on the 11 wells are expected to begin in November.  During the third quarter, Earthstone entered into a Joint Development Agreement (“JDA”) for approximately 1,000 gross (500 net) acres in southern Gonzales County with IOG Capital, LP (“IOG”).  This JDA reduced the Company’s interest in the six well Crosby Unit (25% retained working interest) and adjacent acreage. This is the second JDA with IOG whereby it is obligated to pay a higher share of the Company’s capital expenditures on seven wells (one of which is scheduled for 2018) to earn 50% of Earthstone’s interest in this unit and the adjacent acreage.  Based on current estimates, the two JDAs are expected to reduce the Company’s overall capital expenditures by approximately $17 million, allowing the Company to shift capital resources from the Eagle Ford to the Midland Basin while still maintaining operating control over its Eagle Ford program.

Additionally, the impacts from Hurricane Harvey that hit the Texas Gulf Coast region during the third quarter were relatively minimal for the Company, with no major damages to the Company’s Eagle Ford operations.  Certain delays in drilling the final wells on the Crosby pad and initiating completion operations in southern Gonzales County are a direct result of the storm.  Delays created from scheduling operations post-storm may reduce the number of wells brought online during the last quarter of 2017, pushing some completions into early 2018.

2017 Capital Expenditures, Divestitures and Guidance Update

The Company has now completed a full quarter of integrated operations after closing its transaction with Bold Energy III LLC in May 2017, which allowed the Company to establish a significant Midland Basin operated asset base. The Company is revising its estimated 2017 capital expenditures downward from approximately $115 million to approximately $85 million.  The reduction in capital expenditures is driven largely by the reduction in the Company’s estimated capital expenditures resulting from the Eagle Ford JDAs discussed herein and significantly less expected spending on land and infrastructure than the previously estimated $15 million.

Through September 30, 2017 the Company has sold several small legacy properties for approximately $4.2 million.  Overall, these properties were substantially non-operated, low margin properties which have produced approximately 341 Boepd (64% gas) year to date.  The Company anticipates the potential for further sales of smaller, non-core assets through year-end pending adequate prices.

The Company is maintaining its 2017 average daily production estimate of 7,800 - 8,200 Boepd.  The Company is reducing its 2017 estimated exit rate by 500 Boepd to account for the completed and potential divestitures of non-core assets described above.

2017 Capital Expenditures	$ millions (Net)	Number of Gross / Net Wells Spudded	Number of Gross / Net Wells On Line
Drilling and Completion:
Operated Midland Basin	$67.4	12 / 9.6	12 / 9.9
Non-Operated Midland Basin	3.3	4 / 1.6	2 / 0.8
Operated Eagle Ford	9.2	11 / 2.4	11 / 2.4

Other	0.5
Land / Infrastructure	4.6
2017 Total Capital Expenditures	$85.0

2017 Estimated Exit Rate (Boepd)(1)	10,000 – 11,000
2017 Average Daily Production (Boepd)(2)	7,800 – 8,200
% Oil	63%
% Gas	20%
% NGL	17%
2017 Operating Costs
Lease Operating and Workover ($/Boe)	7.00 – 7.50
Production Taxes ($/Boe)	2.25 – 2.50
Cash G&A ($/Boe)	5.50 – 6.00

(1)	Includes estimated Bakken production exit rate but excludes recent and potential non-core production divestitures.
(2)	Includes full year of Bakken production of an estimated 840 Boepd and three quarters of production of an estimated 341 Boepd from recently divested non-core assets.

Note: Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below.

Management Comments

Frank A. Lodzinski, President and Chief Executive Officer of Earthstone commented, “We are acutely focused on expansion in the Midland Basin and continue to be pleased with production.  Operations are generally proceeding as planned on our operated acreage.  We recently completed our three well TSRH pad and expect to have production results within the next 30 days.  Well results in the Wolfcamp continue to meet or exceed our expectations and we expect to have an additional five wells completed by year-end or shortly thereafter, which should help us reach our targeted 2017 exit production rate.  During the third quarter, we entered into a second JDA with IOG as a financial partner on a promoted basis on our Eagle Ford program in southern Gonzales County.  Our arrangement with IOG, which now covers the 11 wells drilled this year, allows us to allocate additional capital to our Midland Basin activities.  The Midland Basin continues to have attractive economics and we will continue to focus our attention on growing our footprint through acreage trades, acquisitions, development drilling and M&A opportunities.”

Mr. Lodzinski added, “ During the third quarter we have refined our capital expenditure plan and also have sold most of our small legacy properties in order to clearly focus our financial and human capital on the Midland Basin. We are also considering a divestiture of our Bakken non-operated assets, which averaged approximately 876 Boepd, (64% oil, 82% liquids) during the third quarter. A sale would allow us to further support our growth in the Midland Basin.  We anticipate that by year-end we will have streamlined our asset portfolio considerably. Pending adequate prices, we have and will continue to divest other small non-core assets, which we expect to conclude by year-end. We plan to enter 2018 with a one rig drilling program in the Midland Basin with a view toward adding a second rig at some point in 2018 based upon commodity prices, our drilling results and liquidity.”

Hedging Update

For the fourth quarter of 2017, Earthstone has hedged a total of 157,500 Bbls of oil at an average price of $50.66/Bbl and 645,000 MMBtu of natural gas at an average price of $3.167/MMBtu.  For 2018, Earthstone has hedged a total of 1,279,000 Bbls of oil at an average price of $50.16/Bbl and 810,000

MMBtu of natural gas at an average price of $3.066/MMBtu.  Additionally, the Company has recently retained a risk management firm to provide advice on its hedging strategy and execution efforts.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties.  The Company’s primary assets are located in the Midland Basin of west Texas, the Eagle Ford trend of south Texas, and the Williston Basin of North Dakota.  Earthstone is currently traded on NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about the expected benefits of the recently completed business combination with Bold Energy III LLC (the “Transaction”) to Earthstone and its stockholders, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: Earthstone’s ability to integrate its combined operations of the Transaction successfully and achieve anticipated benefits from it; risks relating to any unforeseen liabilities of the combined company; declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of further impairment write-downs; risks related to the level of indebtedness and periodic redeterminations of the borrowing base under Earthstone’s credit agreement; Earthstone’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; Earthstone’s ability to obtain external capital to finance exploration and development operations and acquisitions; the ability to successfully complete any potential asset dispositions and the risks related thereto; the impacts of hedging on results of operations; uninsured or underinsured losses resulting from oil and natural gas operations; Earthstone’s ability to replace oil and natural gas reserves; and any loss of senior management or technical personnel. Earthstone’s annual report on Form 10-K for the year ended December 31, 2016, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.

Executive Vice President – Chief Financial Officer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

mark.lumpkin@earthstoneenergy.com

Scott Thelander

Director of Finance

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

scott@earthstoneenergy.com

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